UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2009
SCHERING–PLOUGH CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New Jersey	1-6571	22-1918501
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)
2000 Galloping Hill Road
Kenilworth, NJ 07033
(Address of Principal Executive Office)
Registrant’s telephone number, including area code: (908) 298-4000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
As disclosed in Schering-Plough Corporation’s (“Schering-Plough”) and Merck & Co., Inc’s (“Merck”) definitive joint proxy statement/prospectus, dated June 25, 2009, included in Schering-Plough’s Registration Statement on Form S-4 (File No. 333-159371), as amended, four putative class action lawsuits relating to the proposed merger between the two companies were filed on behalf of Schering-Plough shareholders in the United States District Court for the District of New Jersey (the “Court”). On April 30, 2009, the federal actions were consolidated under the caption In re Schering-Plough/Merck Merger Litig., Civ No. 09-1099 (the “Federal Action”). On June 3, 2009, plaintiffs filed a consolidated class action complaint in the Federal Action seeking to enjoin the proposed merger, among other things. On July 23, 2009, Schering-Plough entered into a memorandum of understanding regarding a settlement of the litigation. In connection with the settlement, Schering-Plough agreed, among other things, to make the following disclosures related to the proposed merger:
1. Additional information concerning the fees to be paid to Schering-Plough’s and Merck’s financial advisors in connection with the transaction has been disclosed at pages 70, 80 and 89 of the definitive joint proxy statement/prospectus of Schering-Plough and Merck, dated June 25, 2009.
2. Additional information concerning arbitration regarding Remicade and golimumab has been disclosed at pages 94 and 95 of the definitive joint proxy statement/prospectus of Schering-Plough and Merck, dated June 25, 2009.
3. As previously disclosed in the definitive joint proxy statement/prospectus of Schering-Plough and Merck, dated June 25, 2009, Schering-Plough, its directors, and in certain cases, Merck and Schering-Plough subsidiaries, SP Merger Subsidiary One, Inc. and SP Merger Subsidiary Two, Inc., have been named as defendants in certain actions filed on behalf of Schering-Plough shareholders challenging the proposed merger of Schering-Plough and Merck. Plaintiffs in the consolidated federal action allege, among other things, that Schering-Plough’s board of directors breached their fiduciary duties in connection with the proposed transaction with Merck, and in particular, with respect to the timing of the March 9, 2009 announcement of the proposed transaction in relation to the March 12, 2009 announcement of the publication in the Lancet of the Phase II TRA-PCI trial results for Schering-Plough’s pipeline thrombin receptor antagonist drug, SCH 530348, known as TRA. Plaintiffs note that Merck’s share price rose approximately 12.6% between closing on March 12, 2009 and closing on March 13, 2009. A copy of the Consolidated Amended Complaint in the Federal Action detailing plaintiffs’ allegations is furnished as an exhibit hereto. Defendants vigorously deny the allegations in the Consolidated Amended Complaint.
4. The following table sets forth the closing stock prices of Schering-Plough and Merck during the week following the announcement of the proposed transaction.

	03/09/09	03/10/09	03/11/09	03/12/09	03/13/09
Schering-Plough	$20.13	$21.08	$20.84	$22.32	$24.21
Merck	$20.99	$22.20	$21.94	$24.03	$27.07
5. Below is a timeline of the major public disclosures of results of the TRA-PCI trial:
•	March 2007, at a late-breaker session at the American College of Cardiology meeting, as disclosed by Schering-Plough in a press release dated March 24, 2007.

•	September 2007, at the European Society of Cardiology Meeting.

•	November 2007, at the American Heart Association meeting, as disclosed by Schering-Plough in a press release dated November 7, 2007.

•	On the evening of March 12, 2009, with the prior knowledge of Schering-Plough, the medical journal Lancet published the previously disclosed results of the Phase II TRA-PCI clinical trial concerning TRA, as disclosed by Schering-Plough in a press release dated March 12, 2009.
The board was generally aware of the status of Schering-Plough’s pipeline projects, including TRA. The board was updated on the pipeline on a regular basis. Schering-Plough confirms that it did not consider the Lancet article specifically, or the timing of its publication, in connection with the board of directors’ decision to approve the transaction with Merck or the timing of such approval or the timing of the announcement of the proposed merger with Merck. Further, Schering-Plough did not request or instruct its financial advisors, Goldman, Sachs & Co. and Morgan Stanley & Co., Incorporated, to consider the fact or timing of the publication of the Lancet article in connection with completion of their work in the rendering of their respective fairness opinions.
During the negotiations between Schering-Plough and Merck, Schering-Plough provided customary due diligence to Merck, including information regarding both its pipeline and its marketed drugs. The pipeline drugs on which Schering-Plough provided information included TRA, among others. In approving the transaction, Schering-Plough’s board of directors was aware of the company’s important pipeline products including TRA, TRA’s long-term potential to generate substantial revenue for the company, and the success of TRA in Phase II trials.
6. During the course of its negotiations with Merck, Schering-Plough’s financial advisors identified other companies in the pharmaceutical industry in order to review with Schering-Plough’s board whether other companies might have an interest in a strategic transaction with Schering-Plough. Schering-Plough’s board of directors was advised that as a practical matter no company, other than Company X, had a profile such that a transaction of similar or greater value for shareholders than the proposed transaction with Merck was likely. Accordingly, during its negotiations with Merck, Schering-Plough did not contact any other company, other than Company X, concerning a potential strategic transaction.
7. The initial draft of the proposed merger agreement provided by Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) on February 24, 2009 contained various “deal protection” provisions related to the merger. Schering-Plough’s counsel, financial advisors and/or Schering-Plough executives negotiating the proposed transaction (together, “Schering-Plough Representatives”) with Merck, objected to a number of the provisions as potentially unduly restrictive. The parties negotiated selected changes to those provisions as follows:
•	Definition of Superior Proposal. The initial draft merger agreement proposed by Merck would in certain circumstances permit Schering-Plough to engage in discussions or negotiations with a third party that has made a superior proposal or a proposal that the Schering-Plough board determines could lead to a superior proposal. However, as proposed by Merck, the definition of what would qualify as a “superior proposal” generally required that a third party make a proposal involving 100% of the stock or assets of Schering-Plough. Schering-Plough Representatives noted that a 100% threshold was too high, and that the threshold should be lowered to 50%. After making an initial counterproposal of 75%, Merck ultimately agreed to a 50% threshold.

•	Third Party “Standstill” Provision. The initial draft merger agreement proposed by Merck would permit Schering-Plough to furnish nonpublic information to potential third parties seeking a business combination only if such third parties enter into a confidentiality agreement with Schering-Plough containing a “standstill” or similar provision on terms no more materially favorable to the third party than the terms of any “standstill” or similar provision applicable to Merck with respect to Schering-Plough. Schering-Plough Representatives objected to the requirement that third parties enter into a “standstill” agreement that would effectively prevent the third party from making proposals for a business combination or other transaction with Schering-Plough. Although Merck initially disagreed, Merck ultimately agreed to include a carve-out explicitly permitting the required “standstill” provision to allow a third party to make such proposals to Schering-Plough.

•	Termination Right for Superior Proposal. The initial draft merger agreement proposed by Merck did not provide for the ability of Schering-Plough to terminate the merger agreement to accept a superior proposal. Thus, in the event a third party made a proposal that the Schering-Plough board determined was superior to the business combination with Merck, it would nonetheless be unable to terminate the merger agreement to accept such proposal. In conjunction with the “force-the-vote” provision that Merck had proposed, Schering-Plough could have been required to hold its shareholder meeting to vote on the proposed business combination with Merck, even when a superior alternative proposal had already been made. Schering-Plough Representatives noted that a termination right in such event would be standard and appropriate, and, in the course of negotiations, Merck ultimately agreed to include such a right.

•	Matching Period. The initial draft merger agreement proposed by Merck required Schering-Plough, in the event of a superior proposal, to negotiate with Merck for five business days prior to the Schering-Plough board changing its recommendation or terminating the merger agreement. Schering-Plough Representatives requested that this time period be reduced from five business days to three business days. After making a counterproposal of four business days, Merck ultimately agreed to reduce the period to three business days.

•	Termination Fee. The initial draft merger agreement proposed by Merck included a general termination fee of $1.75 billion. Schering-Plough Representatives noted that the proposed general termination fee was high, and requested that the fee be lowered to an amount equal to 1.5% of the equity transaction value. After a counterproposal by Merck to set the general termination fee at 4% of the equity transaction value, the parties ultimately agreed to lower the general termination fee to $1.25 billion.
8. As previously disclosed in the preliminary joint proxy statement/prospectus, on March 3, 2009, representatives of Fried Frank and Wachtell Lipton held a conference call to discuss key outstanding issues. The attorneys noted that the parties were not far apart on many of the provisions in the merger agreement, but that key unresolved issues remained, most prominent of which was the financing provision. Other key issues included the size of the general termination fee and the actions required to be taken to obtain regulatory approvals.
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The agreement to make the additional disclosures specified herein does not constitute an acknowledgment that these additional disclosures are required under any applicable state or federal law, statute, rule or regulation. The settlement of the Federal Actions is subject to customary conditions, including court approval following notice to Schering-Plough’s shareholders. A hearing will be scheduled at which the Court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the Court, it will resolve and release all claims in the Federal Action that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith, pursuant to terms that will be disclosed to Schering-Plough shareholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel will file a petition in the Court for an award of attorneys’ fees and expenses to be paid by Schering-Plough. Schering-Plough shall pay or cause to be paid such award(s) of attorneys’ fees and expenses. There can be no assurance that the Court will approve the settlement. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.
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Additional Information
In connection with the proposed transaction, Schering-Plough filed a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the SEC. Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they contain important information. Investors may obtain free copies of the registration statement and joint proxy statement, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site
(www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits
99.1 Consolidated Amended Complaint

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schering-Plough Corporation

By:	/s/ Michael Pressman Michael Pressman
Deputy Secretary
Date: July 24, 2009

Exhibit Index

Exhibit
Number	Description
99.1	Consolidated Amended Complaint